Exhibit 99.1
Press Release

   For More Information Contact:

                                                  For Release September 27, 1995

   Michael A. Feder, Acting President (616) 668-3336
   Lewis S. Rosenbloom, Esq., Corporate Counsel
   McDermott, Will & Emery (312) 984-6943


               International Research and Development Corporation

     International Research and Development Corporation ("IRDC") today announced that it had sought protection under Chapter 11 of the United States Bankruptcy Code by filing a voluntary petition with the United States Bankruptcy Court for the district of Delaware. IRDC has been functioning in recent months with defaults under its loan agreements with its senior secured lender, Michigan National Bank. IRDC is presently indebted to Michigan National Bank in the amount of approximately $19 million.

     IRDC also announced that it had entered into an agreement for the sale of substantially all of the assets used in the conduct of its safety evaluation and testing business in Mattawan, Michigan, subject to approval of the bankruptcy court which now has oversight of IRDC's activities. The purchaser, IRDC Acquisition Corporation, an unaffiliated new company, has been formed by investors expressly for the purpose of acquiring these assets.

     If the contemplated transaction is completed, the proceeds, approximately $6.1 millon (subject to certain adjustments), will be directed to MNB to repay IRDC's existing indebtedness. Thus, it is not anticipated that IRDC will have sufficient assets to pay a distribution to its unsecured creditors in its bankruptcy case. IRDC is required under the sale contract to continue to conduct business in its ordinary course and has an agreement with MNB to provide funding for such activity through the closing of the sale transaction.

     The IRDC Acquisition Corporation investor group includes Mr. William U. Parfet, currently the President and Chief Executive Officer of Richard-Allan Medical Industries. Mr. Parfet previously worked at The Upjohn Company for 21 years, serving as President and Vice Chairman, prior to leaving to join Richard-Allan. Mr. Parfet serves on numerous business boards of directors and is active in Kalamazoo cultural projects.

     IRDC also announced today the closing of the previously announced sale of its wholly owned subsidiary, Carme, Inc., to Carme International, Inc., an affiliate of Senetek, PLC. In connection with the sale, Carme, Inc. has changed its name to CI Estate, Inc. CI Estate Inc. was engaged in the manufacture and sale of specialty skin care products. The sale yielded cash proceeds of approximately $3.75 million all of which has been directed to the Company's principal lender to pay down indebtedness.

     The primary business of International Research and Development Corporation is the safety evaluation of pharmaceutical and veterinary drugs agricultural products and chemicals. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.